Exhibit 6.1

OPERATING AGREEMENT

OF

ALTERRA OWNER, LLC

This Operating Agreement of Alterra Owner, LLC is entered into to be effective as of March 4, 2022 (the “Effective Date”) by Alterra JV, LLC, a Delaware limited liability company, as the sole equity member (the “Sole Member”), and Ricardo Orozco, an individual, and Sean Prewitt, an individual, each as an Independent Manager (as such term is defined below).

Certain terms used in this Agreement are defined in Article II.

ARTICLE I

ORGANIZATIONAL MATTERS

1.1           Formation. Subject to the provisions of this Agreement, the Sole Member hereby forms the Company as a limited liability company pursuant to the Act. Except as expressly provided herein, the rights and obligations of the Sole Member and the administration, dissolution and termination of the Company shall be governed by the Act. The Sole Member hereby adopts the certificate of formation for the Company filed in the office of the Secretary of State of the State of Delaware on January 18, 2022 in accordance with the provisions of the Act (as amended, supplemented, or restated from time to time, the “Certificate”).

1.2           Name. The name of the Company is, and the business of the Company shall be conducted under the name, “Alterra Owner, LLC.” The Sole Member may change the name of the Company at any time and from time to time.

1.3           Term. The Company shall be in effect for a term beginning on the Effective Date and shall continue under this Agreement until the dissolution and termination of the Company in accordance with the provisions of Article IX.

1.4           Registered Agent and Registered Office. The name and address of the registered agent for the Company is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Delaware 19904. The Sole Member may change the registered agent for the Company or the registered office of the Company at any time and from time to time.

1.5           State Law Limited Liability Company. The Sole Member intends that the Company shall be treated as a limited liability company in accordance with the Act for all purposes under state law. The Company is not a sole proprietorship, joint venture, or partnership, and this Agreement shall not be construed to provide otherwise.

1.6           Authorized Person. Michael E. Ross is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate. Upon the filing of the Certificate, his powers as an “authorized person” ceased, and the Sole Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Sole Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in Texas and in any other jurisdiction in which the Company may wish to conduct business.

ARTICLE II

DEFINITIONS

2.1           Definitions. The following definitions shall apply to the terms used in this Agreement, unless otherwise clearly indicated to the contrary in this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as amended from time to time, and any successor to such statute.

“Agreement” means this Operating Agreement of Alterra Owner, LLC, as amended, supplemented, or restated from time to time.

“Capital Account” means the capital account maintained for the Sole Member pursuant to this Agreement, including Section 4.2.

“Capital Contribution” means any cash or other property contributed by the Sole Member to the Company pursuant to the provisions of this Agreement.

“Certificate” has the meaning given it in Section 1.1.

“Company” means the limited liability company formed pursuant to this Agreement by the filing of the Certificate with the Secretary of State of the State of Delaware.

“Distributable Cash” means the amount by which the aggregate amount of all cash and cash equivalents from time to time held by the Company on hand or in bank accounts or other temporary investments pending distribution exceeds the aggregate of all amounts to be paid or set aside by the Company for: (a) when due, all principal and interest payments on indebtedness of the Company and all other sums payable by the Company to lenders (including, but not limited to, any and all amounts then due and payable to Lender under the Loan Documents); (b) all cash expenditures to be incurred in the normal operations of the business of the Company; and (c) such cash reserves as the Sole Member may deem necessary or appropriate for the proper operation of the business of the Company.

“Effective Date” has the meaning given it in the preamble.

“Fair Market Value” means the price in cash, or its equivalent, that an asset would bring considering its highest and most profitable use, if then offered for sale in the open market, in competition with other similar assets at or near the same location, with a reasonable time allowed to find a purchaser.

2

“Lender” means Greystone Servicing Company LLC, a Delaware limited liability company, together with its successors and/or assigns.

“Loan” means that certain loan in the original principal amount of $64,000,000.00 made by Lender to the Company on March 4, 2022, pursuant to the Loan Documents.

“Loan Agreement” means that certain Multifamily Loan and Security Agreement, dated as of March 4, 2022, by and between the Lender and the Company, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Documents” shall have the meaning ascribed to such term in the Loan Agreement.

“Losses” mean the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year.

“Material Action” shall mean, with respect to any Person, (i) to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, (ii) to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, (iii) to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, (iv) to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, (v) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, (vi) to make any assignment for the benefit of creditors of such Person, (vii) to admit in writing such Person’s inability to pay its debts generally as they become due, (viii) to take any action that is intended to cause such entity to become insolvent, or declare or effectuate a moratorium on the payment of any of its obligations, or (ix) to take action in furtherance of any such action.

“Membership Interest” means the interest of the Sole Member in the Company, including the Sole Member’s Capital Account, the Sole Member’s right to a share of the Profits and Losses of the Company, and the Sole Member’s right to receive distributions (liquidating or otherwise) from the Company.

“Obligations” shall have the meaning ascribed to such term in the Loan Agreement.

“Profits” mean the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year.

“Sole Member” has the meaning given it in the preamble.

3

ARTICLE III

PURPOSE

3.1           Purposes and Scope. The purpose and business of the Company shall be to purchase, acquire, buy, sell, own, lease, trade in, finance, refinance, hold, develop, manage, operate, subdivide, refurbish and otherwise deal in and with the real property and improvements known as Alterra Apartments and located at 801 S. Prudence Road, Tucson, AZ (the “Property”), and to do any and all things necessary, convenient, or incidental to that purpose and for no other purpose.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1           Capital Contributions. The Sole Member has contributed to the capital of the Company the amount, if any, set forth in the books and records of the Company. If, at any time, the revenues and other funds available to the Company are not adequate to meet its obligations, the Sole Member may, in its sole discretion, make Capital Contributions in such amounts as it deems necessary or appropriate.

4.2          Capital Account. A Capital Account shall be established and maintained for the Sole Member in accordance with generally accepted accounting principles.

4.3           Negative Capital Account Balance. The Sole Member shall not at any time have any liability to the Company for any negative balance in its Capital Account except to the extent that such negative balance arose as the result of distributions in violation of this Agreement or applicable law.

4.4.          Limited Liability of the Sole Member. The Sole Member shall not be liable for the debts, obligations, or liabilities of the Company beyond such Capital Contributions, if any, that the Sole Member shall make. The Sole Member shall not be required to make any Capital Contribution or loan to the Company.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1           Allocation of Profits and Losses. All Profits and Losses of the Company (including any credit available for U.S. federal income tax purposes) shall be allocated entirely to the Sole Member as provided in this Agreement.

5.2           Distributions. Distributions of Distributable Cash shall be made by the Company to the Sole Member at such times as the Sole Member may approve.

4

5.3           Distributions on Termination. Upon the dissolution and winding-up of the Company, its assets shall be distributed in the manner prescribed in Article IX.

5.4           Limitation on Distributions. Any other provision of this Agreement to contrary notwithstanding, no distribution to the Sole Member shall be made unless, after it is made, then the Fair Market Value of all of the assets of the Company would be in excess of all liabilities of the Company, other than liabilities to the Sole Member on account of its Capital Contributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Sole Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act.

5.5           Distributions in Kind. The Sole Member is entitled to receive distributions from the Company in the form of cash or any other property.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1           Authority of the Sole Member. The right to manage, control and conduct the business and affairs of the Company shall be vested solely in the Sole Member. Subject to Section 11.1 hereof, the Sole Member shall have authority to (a) execute and deliver on behalf of the Company any and all agreements, instruments, consents, certificates, and other documents and (b) take any and all such actions as the Sole Member may deem necessary or appropriate to carry out the intent of the foregoing, and no third party shall be required to inquire into the authority of the Sole Member to take such action on behalf of the Company. The Sole Member shall cause the Company to have at all times two (2) individuals serving as Independent Managers pursuant to Section 12.4 hereof. Notwithstanding the foregoing, for so long as any portion of the Obligations remain outstanding, the Sole Member appointed as of the date hereof shall not be changed or replaced without the prior written consent of Lender.

ARTICLE VII

ACCOUNTING

7.1           Records and Accounting. The Sole Member shall keep or cause to be kept appropriate books and records with respect to the Company’s business, which shall at all times be kept at the principal office of the Company or such other office as the Sole Member may designate for such purposes. Any books and records maintained by the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on any information storage device, provided that the books and records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained for financial reporting purposes on the accrual method.

5

ARTICLE VIII

TRANSFERS OF THE MEMBERSHIP INTEREST

8.1           Sole Member. The Sole Member shall hold the entire Membership Interest, including the entire Capital Account balance of the Company.

8.2           Disposition of the Membership Interest. The Sole Member has the right to sell, transfer, encumber, or assign all or part of its Membership Interest. Notwithstanding the foregoing, for so long as any portion of the Obligations remain outstanding, any sale, transfer, encumbrance or assignment of all or any portion of the Membership Interest in the Company shall be subject to the terms, conditions and provisions of the Loan Documents.

ARTICLE IX

DISSOLUTION AND WINDING UP

9.1           Dissolution. The Company shall be dissolved upon the first to occur of any of the following:

(a)            an election to dissolve the Company by the Sole Member; or

(b)           any other event that, under the Act, would cause the Company’s dissolution.

9.2           Effect of Dissolution. Upon the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, and the assets of the Company shall be determined and valued effective as of the day on which the event occurs that results in such dissolution, but the Company shall not terminate until there has been a winding-up of the Company’s business and affairs and the assets of the Company have been liquidated and distributed as provided in this Agreement.

9.3            Winding Up Procedures. Upon the dissolution of the Company, the Company shall (a)  proceed to collect its assets; (b) convey and dispose of such of its properties as are not to be distributed in kind to the Sole Member; (c) pay, satisfy, and discharge its liabilities, or make adequate provision for payment and discharge of such liabilities; and (d) do all other acts required to liquidate its business and affairs.

9.4           Distribution of Assets Upon Dissolution. In settling the accounts of the Company after its dissolution, the assets of the Company shall be applied and distributed in the following order of priority:

(a)            first, to the extent permitted by applicable law, and in accordance with the priorities, if any, established by applicable law, to creditors in satisfaction of liabilities of the Company, including liabilities of the Company to its Sole Member as a creditor (other than for distributions and Capital Contributions), whether by payment or establishment of reserves; and

(b)           second, to the Sole Member.

6

9.5           Distributions in Kind. If any assets of the Company are distributed in kind, such assets shall be distributed in accordance the provisions of Section 9.4 to the Sole Member.

9.6           Certificate of Cancellation. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made for such liabilities, or in case its property and assets are not sufficient to satisfy and discharge all of the liabilities and obligations of the Company, then when all the property and assets of the Company have been applied to the extent available to the bona fide liabilities and obligations of the Company, and all of the remaining property and assets of the Company have been distributed to the Sole Member, a certificate of cancellation shall be executed on behalf of the Company by the Sole Member and shall be filed with the Secretary of State of the State of Delaware, and the Sole Member will execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

9.7           Personal Representative. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Sole Member to cease to be a member of the Company (other than (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Sole Member and the admission of an additional member of the Company), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Company or the Sole Member in the Company.

ARTICLE X

GENERAL PROVISIONS

10.1         Titles and Captions; Interpretation. All article and section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend, or describe the scope or intent of any provisions hereof. When a reference is made in this Agreement to the preamble or a Section or Article, such reference shall be to the preamble or to a Section or Article of this Agreement unless otherwise indicated. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.

10.2         Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

7

10.3         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the party hereto and its heirs, executors, administrators, successors, legal representatives and permitted assigns.

10.4         Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

10.5        Amendments. This Agreement may not be modified, altered, supplemented, amended, or restated except pursuant to a written agreement executed and delivered by the Sole Member. Notwithstanding the foregoing, for so long as any portion of the Obligations remain outstanding, this Agreement shall not be modified, altered, supplemented, amended or restated without the prior written consent of Lender.

10.6         Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflict of law provisions that would require the application of the substantive law of a state other than the State of Delaware.

10.7         Invalidity of Provisions. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the party hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable, or void, it being the intent of the party hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

10.8         Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Sole Member and the Special Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned. The Sole Member shall not have any interest in any specific assets of the Company, and the Sole Member shall not have the status of a creditor with respect to any distribution pursuant to Article IX hereof. The interest of the Sole Member in the Company is personal property.

ARTICLE XI

SINGLE PURPOSE ENTITY REQUIREMENTS

11.1         Single Purpose Entity Requirements. Notwithstanding anything to the contrary in this Agreement, or in any other document governing the formation of the Company, for so long as the Loan remains outstanding, the following provisions shall control and this Article will govern and supersede all other provisions of the Agreement.

(a)           Definitions. When used in this Section, the following terms not otherwise defined in the Agreement shall have the meanings set forth below. Capitalized terms used but not defined in this Section or elsewhere in this Agreement shall have the meanings ascribed thereto in the Loan Documents.

8

“Single Purpose Entity” means a limited liability company, limited partnership, or corporation which at all times will satisfy each of the following conditions:

For so long as any portion of the Obligations remain outstanding, the Company:

(1)            shall not acquire, hold, develop, lease or improve any real property, personal property, or assets other than the Mortgaged Property and personal property incidental thereto;

(2)            shall not acquire, own, operate, or participate in any business other than the leasing, ownership, management, operation, and maintenance of the Mortgaged Property and business incidental thereto;

(3)            shall not commingle its assets or funds with those of any other Person, unless such assets or funds can easily be segregated and identified in the ordinary course of business from those of any other Person;

(4)            shall accurately maintain its financial statements, accounting records, and other partnership, real estate investment trust, limited liability company, or corporate documents, as the case may be, separate from those of any other Person (unless Company’s assets are included in a consolidated financial statement prepared in accordance with generally accepted accounting principles);

(5)            shall have no material financial obligation under any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, or other agreement or instrument to which Company is a party or by which Company is otherwise bound, or to which the Mortgaged Property is subject or by which it is otherwise encumbered, other than:

(A)           unsecured trade payables incurred in the ordinary course of the operation of the Mortgaged Property, provided that any such trade payables (i) are not evidenced by a promissory note; (ii) are paid within sixty (60) days of the due date of such trade payable; and (iii) do not exceed, in the aggregate, two percent (2%) of the original principal balance of the Mortgage Loan;

(B)           if the Security Instrument grants a lien on a leasehold estate, Company’s obligations as lessee under the ground lease creating such leasehold estate; and

(C)           obligations under the Loan Documents and obligations secured by the Mortgaged Property to the extent permitted by the Loan Documents;

(6)            shall not assume, guaranty, or pledge its assets to secure the liabilities or obligations of any other Person (except in connection with the Mortgage Loan or other mortgage loans that have been paid in full or collaterally assigned to Lender, including in connection with any Consolidation, Extension and Modification Agreement or similar instrument) or hold out its credit as being available to satisfy the obligations of any other Person;

9

(7)            shall not make loans or advances to any other Person;

(8)            shall not enter into, or become a party to, any transaction with any Borrower Affiliate, except in the ordinary course of business and on terms which are no more favorable to any such Borrower Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party (it being understood and agreed that the property management agreement in effect as of the date hereof shall not violate this clause);

(9)            shall not acquire obligations or securities of any other Person;

(10)          shall pay (or shall cause the property manager on behalf of Company from Company’s own funds to pay) its own liabilities, including the salaries of its own employees, if any, from its own funds and maintain a sufficient number of employees in light of its contemplated business operations. Nothing in this sub-section (10) is intended to require that any direct or indirect member or partner or other owner, as the case may be, make any loans or capital contributions to Company to satisfy Company’s obligations hereunder;

(11)          shall not fail to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or fail to correct any known misunderstanding regarding its separate identity;

(12)          shall allocate fairly and reasonably any overhead for shared expenses, including shared office space;

(13)          shall not identify itself or any of its partners, members or shareholders, as applicable, as a division or part of the other, and shall maintain and utilize separate stationary, invoices and checks bearing its own name;

(14)          shall maintain its existence as an entity duly organized and validly existing, under the laws of the jurisdiction of its formation, and shall do all things necessary to observe organizational formalities;

(15)          shall be in good standing (if applicable) under the laws of the jurisdiction of its formation or organization;

(16)          shall not own any subsidiary or make any investment in any Person without the prior written consent of Lender;

(17)          with respect to an Acceptable LLC, Borrower shall maintain organizational documents which provide that upon the occurrence of any event that causes its sole member to cease to be a member while the Mortgage Loan is outstanding, (A) at least one special member will automatically be admitted as the sole member of Company and (B) such admittance will preserve and continue the existence of Company without dissolution;

10

(18)         shall at all times intend to maintain adequate capital in light of its contemplated business operations, and shall not, because of distributions made during the term of the Mortgage Loan, become inadequately capitalized as of the date of any such distributions. Nothing in this sub-section (18) is intended to require that any direct or indirect member or partner or other owner, as the case may be, make any loans or capital contributions to Company to satisfy Company’s obligations hereunder;

(19)          shall not, without the prior unanimous written consent of all of the Company’s partners, members, or shareholders, as applicable, and, if applicable, the prior unanimous written consent of 100% of the members of the board of directors or of the board of managers of the Company and SPC Party, including consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or the SPE Party level), take any Material Action, and no such Material Action will be taken unless at the time of such Material Action all Independent Directors required by the organizational documents of Company and SPC Party are then serving in such capacity;

(20)           if Company is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, an “SPC Party”) shall be an Acceptable LLC (A) whose sole asset is its interest in Company, (B) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Company; (C) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (D) which has and will at all times own at least a 0.5% direct equity ownership interest in Company. Each such SPC Party will at all times comply, and will cause Company to comply, with each of the representations, warranties, and covenants contained in this Section 4.02(d) (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Company, Company shall immediately appoint a new SPC Party whose operating agreement is substantially similar to those of such SPC Party and deliver a New Non- Consolidation Opinion to Lender with respect to the new SPC Party and its equity owners;

(21)          pursuant to the terms of the organizational documents of Company (to the extent Company is an Acceptable LLC) or the SPC Party, as applicable, shall maintain at least two (2) duly appointed Independent Directors of such entity; and

(22)          shall comply with or cause the compliance with all of the facts and assumptions (whether regarding Company or any other Person) set forth in the non-consolidation opinion provided to Lender in connection with the origination of the Mortgage Loan.

11

(b)	Single Purpose Entity.

(i)             This Section 11.1(b) is being adopted in order to comply with certain provisions required in order to qualify the Company as a "special purpose" entity. Lender is an intended third-party beneficiary of this Section 11.1(b).

(ii)            The Sole Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Independent Manager” or Sections 2.1, 3.1, 6.1, 8.1, 8.2 or 10.5, 11.1, 12.1, 12.2, 12.3, or 12.4 without the written consent of the Independent Managers. Subject to this Section 11.1(b), the Sole Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 10.5.

(iii)           Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Sole Member or any other Person, so long as any Obligation is outstanding, neither the Sole Member nor any Officer nor any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Sole Member and the Independent Managers, take any Material Action, provided, however, that, so long as any Obligation is outstanding, the Sole Member may not authorize the taking of any Material Action, unless there is at least two (2) Independent Managers then serving in such capacity and each Independent Manager has consented to such action in writing.

(iv)           The Sole Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises.

(v)            The Company and the Sole Member hereby represents and warrants to, and covenants with, Lender that since the date of formation of the Company and at all times on and after the date hereof and until such time as the Obligations shall be paid and performed in full, the Company has complied with and shall comply with the requirements of a Special Purpose Entity.

Failure of the Company, or the Sole Member on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Sole Member.

Capitalized terms used in this Section 11.1(b) but not otherwise defined herein shall have the meaning ascribed to such term in the Loan Agreement.

(c)           Transfers. No Transfer will be permitted under this Agreement unless such Transfer complies with the terms and conditions of the Loan Documents.

(d)           Indemnification Obligations. Any indemnification obligation of the Company set forth in this Agreement shall be subject and fully subordinated to any obligations respecting the Mortgaged Property (including, without limitation, the Loan) and, to the fullest extent permitted by law, such indemnification obligation shall not constitute a claim against the Company in the event that the Company’s cash flow in excess of amounts necessary to pay holders of such obligations with respect to the Mortgaged Property is insufficient to pay such indemnity obligations.

12

(e)            Member/Partner Loans. No member/partner shall be permitted to make any loan to the Company.

(f)            Fees Payable to Affiliates. Any fees set forth in this Agreement that are payable to affiliates in connection with asset management services or other related services shall be subject and fully subordinated to the Loan and subject to the terms of the Loan Agreement.

(g)           Additional Capital Contributions. The Sole Member is not required to make any additional capital contribution to the Company. However, the Sole Member may make additional capital contributions to the Company at any time upon the written consent of such Sole Member. To the extent that the Sole Member makes an additional capital contribution to the Company, the Sole Member shall revise the books and records of the Company. The provisions of this Section (g) are intended to benefit the Sole Member and the Special Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than an Indemnified Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement), and the Sole Member and the Special Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

ARTICLE XII

SPECIAL MEMBERS

12.1         Special Members. Upon the occurrence of any event that causes the Sole Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) upon an assignment by the Sole Member of all of its limited liability company interest in the Company and the admission of the transferee, or (ii) the resignation of the Sole Member and the admission of an additional member of the Company (collectively, a “Member Cessation Event”)), each Person acting as an Independent Manager pursuant to the terms of this Agreement shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. The Special Member may not resign from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Manager pursuant to the terms of this Agreement; provided, however, each Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each Person acting as an Independent Manager pursuant to the terms hereof shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Manager pursuant to the terms hereof shall not be a member of the Company.

13

12.2         Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of the Sole Member or Special Member shall not cause the Sole Member or Special Member, respectively, to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Sole Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Sole Member or a Special Member, or the occurrence of an event that causes the Sole Member or the Special Member to cease to be a member of the Company.

12.3         The following definitions are added to the Agreement:

“Bankruptcy,” for purposes of this Agreement, means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Special Member” means upon such Person’s admission to the Company as a member of the Company pursuant to Section 12.1, each person acting as an Independent Manager, in such person's capacity as a member of the Company. The Special Member shall only have the rights and duties expressly set forth in this Agreement.

14

12.4         Independent Manager.

(a)            Independent Manager Requirements. As long as any Obligation is outstanding, the Sole Member shall cause the Company at all times to have at least two (2) Independent Managers who will be appointed by the Sole Member. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the matters referred to in Section 12.4(b). To the fullest extent permitted by law, except for duties to the Company as set forth in the immediately preceding sentence (including duties to the Sole Member and the Company's creditors solely to the extent of their respective economic interests in the Company but excluding (i) all other interests of the Sole Member, (ii) the interests of other Affiliates of the Company, and (iii) the interests of any group of Affiliates of which the Company is a part), the Independent Managers shall not have any fiduciary duties to the Sole Member or any other Person bound by this Agreement, provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Independent Manager shall be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager acted in bad faith or engaged in willful misconduct. All right, power and authority of the Independent Managers shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement and the Independent Managers shall otherwise have no authority to bind the Company. To the fullest extent permitted by law, no resignation or removal of any Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by executing a counterpart to this Agreement. In the event of a vacancy in the position of any Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything to the contrary contained in this Agreement, no Independent Manager shall be removed or replaced without Cause and unless the Company provides the Lender with no less than three (3) business days’ prior written notice of (a) any proposed removal of such Independent Manager, and (b) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements for an Independent Manager set forth in this Agreement. No Independent Manager shall at any time serve as trustee in bankruptcy for any Affiliate of the Company. An Independent Manager is hereby designated as a "manager" within the meaning of Section 18-101(10) of the Act.

“Independent Manager” means a natural person who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as Independent Manager, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director or Independent Manager), partner, member or employee of, the Company or any of its respective shareholders, partners, members, subsidiaries or Borrower Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, the Company or any of its respective shareholders, partners, members, subsidiaries or Borrower Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, (II) shall have, at the time of their appointment, had at least three (3) years’ experience in serving as an independent director and (III) be employed by, in good standing with and engaged by the Company in connection with, in each case, an Approved ID Provider.

15

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, RASI Entity Staffing, LLC, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall only be deemed Approved ID Providers to the extent acceptable to the Rating Agencies and (B) additional national providers of Independent Directors may be deemed added to the foregoing hereunder to the extent approved in writing by Lender and the Rating Agencies.

(b)            Action by the Independent Managers. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Sole Member or any other Person, so long as any Obligation remains outstanding, neither the Sole Member nor any other Person shall be authorized or empowered on behalf of the Company to, nor shall they permit the Company to, and the Company shall not, without the prior unanimous written consent of the Sole Member and each Independent Manager, take any Material Action provided, however, that, so long as any Obligation is outstanding, the Sole Member may not authorize the taking of any of the foregoing actions, unless there is at least two (2) Independent Managers then serving in such capacity and each Independent Manager has consented to such action in writing.

(c)            Definitions. Capitalized terms used in this Article XII and not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Loan Documents.

[Remainder of page intentionally left blank. Signature page follows]

16

IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the Effective Date.

SOLE MEMBER:

ALTERRA JV, LLC,
a Delaware limited liability company

By:	InterCapital Alterra Member, LLC,
a Delaware limited liability company, its Manager

	By:	/s/ Edward I. Biskind
	Name:	Edward I. Biskind
	Title:	Manager

INDEPENDENT MANAGERS:

/s/ Ricardo Orozco
Ricardo Orozco

/s/ Sean Prewitt
Sean Prewitt

Alterra Owner, LLC

Operating Agreement